REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Mercury Finance Company:

We have reviewed the accompanying consolidated balance sheet of Mercury Finance Company and subsidiaries as of March 31, 1997, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the three-month period then ended. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 15 to the financial statements, on January 29, 1997 the Company announced accounting irregularities, discovered subsequent to December 31, 1996, causing it to violate its debt covenants which curtailed the availability of credit and caused the Company to miss scheduled debt payments. Also, as discussed in Note 15, the Company incurred significant losses in 1996 and is continuing to incur losses in 1997. In addition, as further described in Note 8, the Company has been named as a defendant in litigation generally arising from the restatement of earnings for 1995 and interim earnings for 1996 as a result of the accounting irregularities. The Securities and Exchange Commission and the United States Attorney for the Northern District of Illinois have also commenced investigations. Management's plans with regard to these matters are described in Notes 8 and 15 to the consolidated financial statements. As discussed in our auditors' report on the December 31, 1996 balance sheet dated May 13, 1997, and as discussed further in Notes 8 and 15 to the accompanying financial statements, there are several matters that raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

ARTHUR ANDERSEN LLP

Chicago, Illinois
July 21, 1997



    Mercury Finance Company & Subsidiaries
    Consolidated Balance Sheets

                                                                                       As of            As of
                                                                                     March 31,      December 31,
                                                                                        1997            1996
     (dollars in thousands)                                                         (unaudited)


     Assets
         Cash and cash equivalents                                                      $25,790          $20,957
         Short-term investments (at amortized cost which approximates fair               20,437           43,411
           value)
         Investments available-for-sale, at fair value                                  192,937          161,781
         Investments held-to-maturity, at cost (fair value of $8,215 and                  8,047            7,765
         $8,025)

         Finance Receivables                                                          1,126,119        1,160,423
             Less allowance for finance credit losses                                  (111,584)         (97,762)
             Less nonrefundable dealer reserves                                         (80,677)         (89,378)
             Finance receivables, net                                                   933,858          973,283

         Deferred income taxes, net                                                      39,260           33,356
         Income taxes receivable                                                         51,072           53,764
         Premises and equipment (at cost, less accumulated depreciation of                7,043            7,266
           $9,681 and $9,157)
         Goodwill                                                                        14,248           14,463
         Reinsurance receivable                                                          98,353           93,458
         Deferred acquisition costs and present value of future profits                  43,503           62,809
         Other assets (including repossessions)                                          61,087           71,047
             Total Assets                                                            $1,495,635       $1,543,360

     Liabilities and Shareholders' Equity

     Liabilities
         Senior debt, commercial paper and notes                                       $503,619         $525,051
         Senior debt, term notes                                                        488,625          488,625
         Subordinated notes                                                              22,500           22,500
         Accounts payable and other liabilities                                          70,779           81,282
         Unearned premium and claim reserves                                            227,450          239,573
         Reinsurance payable                                                             30,026           17,444
         Reserve for loss on sale of Lyndon                                              29,528                0
             Total Liabilities                                                        1,372,527        1,374,475

     Contingencies (Note 8)

     Shareholders' Equity
         Common stock - $1.00 par value per share: 300,000,000 shares                   177,901          177,719
         authorized
           March 31, 1997 - 177,900,671 shares outstanding December 31, 1996 -
           177,719,447 shares outstanding
         Paid in capital                                                                  8,244            6,539
         Retained earnings (deficit)                                                     (8,756)          37,349
         Unrealized appreciation (depreciation) on available-for-sale                      (617)             942
           securities, net of tax
         Treasury stock - 5,402,957 shares at cost                                      (53,664)         (53,664)
             Total Shareholders' Equity                                                 123,108          168,885
             Total Liabilities and Shareholders' Equity                              $1,495,635       $1,543,360

                             See accompanying notes to consolidated financial statements.




    Mercury Finance Company & Subsidiaries
    Consolidated Statement of Income

                                                                                                  3 months ended
                                                                                                     March 31,
                                                                                                       1997
     (dollars in thousands, except per share amounts)                                               (unaudited)


     Interest Income
         Finance charges and loan fees                                                                   $63,491
         Investment income                                                                                 3,289
             Total finance charges, fees and investment income                                            66,780
         Interest expense                                                                                 20,716
             Interest income before provision for finance credit losses                                   46,064
         Provision for finance credit losses                                                              30,462
             Net interest income                                                                          15,602

     Other Income
         Insurance commissions                                                                             1,712
         Insurance premiums                                                                               23,220
         Fees and other income                                                                             1,791
             Total other income                                                                           26,723

     Other Expenses
         Salaries and employee benefits                                                                   14,644
         Occupancy expense                                                                                 1,555
         Equipment expense                                                                                   852
         Data processing expense                                                                             543
         Incurred insurance claims and other underwriting expense                                         16,715
         Other operating expenses                                                                          8,692
             Total other expenses                                                                         43,001
         Loss on sale of Lyndon                                                                           29,528
         Other non-operating expenses                                                                      5,129
         Loss before income taxes                                                                        (35,333)
         Credit for income taxes                                                                          (2,165)
     Net Loss                                                                                           ($33,168)

     Net Loss Per Common Share                                                                            ($0.19)

                             See accompanying notes to consolidated financial statements.


    Mercury Finance Company & Subsidiaries
    Consolidated Statement of Changes in Shareholders' Equity
    (unaudited)

     (dollars in thousands, except per share amounts)

                                            Common       Paid in      Retained            Unrealized       Treasury      Total
                                            Stock        Capital      Earnings           Appreciation       Stock
                                                                      (Deficit)         (Depreciation)


     Balance at December 31, 1996          $177,719        $6,539       $37,349                   $942     ($53,664)   $168,885
        Net loss                                                        (33,168)                                        (33,168)
        Stock options exercised                 182         1,705                                                         1,887
        Dividends declared ($0.075 per                                  (12,937)                                        (12,937)
          share)
        Unrealized depreciation on                                                              (1,559)                  (1,559)
          available for sale
          securities, net of taxes

     Balance at March 31, 1997             $177,901        $8,244       ($8,756)                 ($617)    ($53,664)   $123,108

                                     See accompanying notes to consolidated financial statements.


    Mercury Finance Company & Subsidiaries
    Consolidated Statement of Cash Flows

                                                                                                  3 Months ended
                                                                                                     March 31,
                                                                                                       1997
     (dollars in thousands)                                                                         (unaudited)


     Cash Flows From Operating Activities
         Net loss                                                                                       ($33,168)
         Adjustments to reconcile net loss to net cash provided by operating activities:
             Provision for finance credit losses                                                          30,462
             Net finance receivables charged off against allowance for finance credit losses             (16,640)
             Credit for deferred income taxes                                                             (5,904)
             Loss on sale of Lyndon                                                                       29,528
             Depreciation and amortization                                                                   739
             Net increase in reinsurance receivable                                                       (4,895)
             Net decrease in deferred acquisition costs and present value of future profits               19,306
             Net decrease in other assets                                                                 12,652
             Net increase in reinsurance payable                                                          12,582
             Net decrease in unearned premium and claim reserves                                         (12,123)
             Net decrease in other liabilities                                                           (23,440)
             Net decrease in nonrefundable dealer reserves                                                (8,701)
                  Net cash provided by operating activities                                                  398

     Cash Flows From Investing Activities
                  Principal collected on finance receivables                                             197,052
                  Finance receivables originated or acquired                                            (162,746)
                  Purchases of short term and available for sale investment securities                   (43,448)
                  Purchases of held to maturity investment securities                                       (306)
                  Proceeds from sales and maturities of short term and available for sale                 34,102
                    investment securities
                  Proceeds from maturities of held to maturity investment securities                          24
                  Net purchase of premises and equipment                                                    (301)
                      Net cash provided by investing activities                                           24,377

     Cash Flows From Financing Activities
                  Net repayments of senior debt, commercial paper and notes                              (21,432)
                  Stock options exercised                                                                  1,490
                      Net cash used in financing activities                                              (19,942)
                      Net increase in cash and cash equivalents                                            4,833
     Cash and Cash Equivalents at Beginning of Quarter                                                    20,957
     Cash and Cash Equivalents at End of Quarter                                                         $25,790

     Supplemental Disclosures
         Income taxes paid to federal and state government                                                 $0.00
         Interest paid to creditors                                                                      $17,463

                             See accompanying notes to consolidated financial statements.

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 March 31, 1997 (unaudited) and December 31, 1996
                  (dollars in thousands except per share amounts)

  1)  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
  Mercury Finance Company ("Mercury" or the "Company") is a consumer finance company doing business in 31 states under its own name and through its subsidiaries MFC Finance Company, MERC Finance Company, Gulfco Investment Inc. and subsidiary and Midland Finance Co. (the "consumer finance subsidiaries"). The Company also offers certain insurance services through its subsidiary, Lyndon Property Insurance Company and subsidiaries ("Lyndon"). The Company's borrowers generally would not be expected to qualify for traditional financing, such as that provided by commercial banks or automobile manufacturers' captive finance companies.

  BASIS OF PRESENTATION
  The accounting and reporting policies of Mercury conform to generally accepted accounting principles for the finance and insurance industries. The consolidated financial statement include the accounts of the Company, the consumer finance subsidiaries and Lyndon. All significant intercompany accounts and transactions have been eliminated.

  REVENUE RECOGNITION - CONSUMER FINANCE SUBSIDIARIES
  Finance charges on precomputed loans and sales finance contracts (collectively referred to as "precompute accounts") are credited to unearned finance charges at the time the loans and sales finance contracts are made or acquired. Interest income is calculated using the interest (actuarial) method to produce constant rates of interest (yields). If a precompute account becomes greater than 60 days contractually delinquent and no full contractual payment is received in the month the account attains such delinquency status, the accrual of income is suspended until one or more full contractual monthly payments are received. Interest on interest bearing loans and sales finance contracts is calculated on a 360-day basis and recorded on the accrual basis; accrual is suspended when an account is 60 or more days contractually delinquent. Late charges and deferment charges on all contracts are taken into income as collected. Fees and other income are derived from the sale of other products and services.

  INSURANCE OPERATIONS
  In conjunction with their lending practices, the consumer finance subsidiaries, as agents for Lyndon and unaffiliated insurers, offer credit life, accident and health and property insurance to borrowers who obtain finance receivables directly from the consumer finance subsidiaries, and to borrowers under sales finance contracts and financing contracts purchased from merchants and automobile dealers. Commissions on credit life, accident and health and property insurance from unaffiliated insurers are earned by Mercury over the average terms of the related policies on the sum-of-the months digits method. See Note 2 for a discussion of the disposition of Lyndon.

  Lyndon is engaged in the business of reinsuring and direct writing of credit life, accident and health and various other property and casualty insurance policies issued to borrowers under direct consumer loan and sales finance contracts originated by Mercury and other companies. The policies insure the holder of a sales finance contract or other debt instrument for the outstanding balance payable in the event of death or disability of the debtor. Insurance premiums are earned over the life of the contracts principally using pro-rata and sum-of-the months digits methods or in relation to anticipated benefits to the policy holders.

  Lyndon has established policy liabilities and claim reserves. The claim reserves are based upon accumulated estimates of claims reported, plus estimates of incurred but unreported claims.

  FINANCE RECEIVABLES, ALLOWANCE FOR FINANCE CREDIT LOSSES AND NONREFUNDABLE DEALER RESERVES
  Mercury originates direct consumer loans and acquires individual sales finance contracts from third party dealers. Finance receivables consist of contractually scheduled payments from sales finance contracts net of unearned finance charges, direct finance receivables and credit card receivables. The Company's borrowers typically have limited access to traditional sources of consumer credit due to past credit history or insufficient cash to make the required down payment on an automobile. As a result, receivables originated or acquired by the Company are generally considered to have a higher risk of default and loss than those of other consumer financings.

  SFAS 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases," requires that loan origination and commitment fees and certain direct loan origination costs be deferred and amortized as an adjustment to the related loan's yield. Mercury has not adopted the provisions of this statement because adoption would not have a material effect on the Company's reported results of operations or financial condition.

  Unearned finance charges represent the balance of finance income (interest) remaining from the capitalization of the total interest to be earned over the original term of the related precompute account.

  Mercury acquires a majority of its sales finance contracts from dealers at a discount. The level of discount is based on, among other things, the credit risk of the borrower. The discount, which is the difference between the amount financed and the acquisition cost, represents nonrefundable dealer reserves which are available to absorb future credit losses over the life of the acquired loan. Historical loss experience on the Company's sales finance receivables has shown that the acquisition discount recorded as nonrefundable dealer reserves is not adequate to cover potential losses over the life of the loans. Mercury uses a new reserving methodology commonly referred to as "static pooling". The static pooling reserving methodology allows Mercury to stratify components of its sales finance receivables portfolio (i.e., non refundable dealer reserves, principal loan balances, and related loan charge-
  offs) into separately identified and chronologically ordered monthly pools.
  A portion of the dealer reserve is made available to cover estimated credit losses for each identified monthly pool based on a pro rata calculation over the weighted average term of each specific pool.

  The allowance for credit losses is maintained by direct charges to operations in amounts that are intended to provide adequate reserves on the Company's finance receivables portfolio to absorb possible credit losses incurred on loans that are considered to be impaired in excess of the available nonrefundable dealer reserves. Management evaluates the allowance requirements by examining current delinquencies, the characteristics of the accounts, the value of the underlying collateral, the availability of the nonrefundable dealer reserves to absorb credit losses on impaired loans and general economic conditions and trends.

  The Company applies SFAS 114 and 118, which address the accounting by creditors for impairment of a loan and related income recognition and disclosures. In accordance with SFAS 114, the Company's approach for estimating losses results in a measure of impairment based on discounting expected future cash flows (including the anticipated proceeds from repossessed collateral) at the loan's original yield. If the measure of the impaired receivable is less than the net recorded investment in the receivable, the Company recognizes an impairment by creating an additional allowance for finance credit losses in excess of the nonrefundable dealer reserves available to absorb losses, with a corresponding charge to the provision for finance credit losses. Generally, the Company considers receivables more than 60 days contractually delinquent to be impaired.

  Direct installment loans on which no payment is received within 149 days, on a recency basis, are charged off. Sales finance accounts (net of unearned finance charges) which are contractually delinquent 150 days are charged off monthly before they become 180 days delinquent. Accounts which are deemed uncollectable prior to the maximum charge-off period are charged off immediately. Management may authorize a temporary extension if collection appears imminent during the next calendar month.

  INVESTMENTS
  The Company classifies its investments as held-to-maturity securities and available-for-sale securities. Held-to-maturity securities are reported at cost, adjusted for amortization of premium or discount, and available-for-sale securities are reported at fair value with unrealized gains and losses excluded from earnings and reported in a separate component of stockholder's equity, net of applicable income taxes.

  Fair values for held-to-maturity and available-for-sale fixed maturity securities are based on quoted market prices, where available. For securities not actively traded, fair values are estimated using values obtained from independent pricing services. Short-term investments are carried at amortized cost, which approximates their fair value. Realized gains and losses from sales or liquidation of investments are determined using the specific identification basis.

  PREMISES AND EQUIPMENT
  Premises and equipment are carried at cost, less accumulated depreciation, and are depreciated on a straight-line basis over their estimated useful lives.

  REINSURANCE ACTIVITIES
  In the normal course of business, Lyndon assumes and cedes reinsurance on both a pro rata and excess basis. Reinsurance provides greater diversification of business and limits the maximum net loss potential arising from large claims. Although the ceding of reinsurance does not discharge an insurer from its primary legal liability to a policy holder, the reinsuring company assumes the related insurance risk. Lyndon monitors the financial condition of its reinsurers on a periodic basis.

  DEFERRED ACQUISITION COSTS AND PRESENT VALUE OF FUTURE PROFITS
  Policy acquisition costs, representing commissions, premium taxes and certain other underwriting expenses, are deferred and amortized over policy terms. Estimates of future revenues, including investment income and tax benefits, are compared to estimates of future costs, including amortization of policy acquisition costs, to determine if business currently in force is expected to result in a net loss. No revenue deficiencies have been determined in the period presented. The present value of future profits represents the portion of the purchase price of Lyndon allocated to the future profits attributable to the insurance in force at the date of acquisition. The present value of future profits is amortized in relationship to the expected emergence of such future profits.

  INCOME TAXES
  The Company and its subsidiaries file a consolidated federal income tax return and individual state tax returns in most states.

  Mercury recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  The Company periodically evaluates deferred tax assets to determine whether they are deemed to be likely of realization. In making its determination, management considers the possible recovery of taxes already paid but does not assume the generation of additional taxable income in the future. No reserves against deferred tax assets were considered necessary.

  IMPAIRMENT OF LONG-LIVED ASSETS
  In March, 1995, the Financial Accounting Standards Board ("the FASB") issued SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Assets to be Disposed of," which is effective for financial statements issued for fiscal years beginning after December 15, 1995. SFAS 121 requires that long-lived assets and certain identifiable intangibles that are used in operations be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets might not be recoverable. The adoption of SFAS 121 did not have a material effect on the Company's financial condition or results of operations.

  At each balance sheet date, the Company evaluates the realizability of goodwill (and other intangibles) based on expectations of non-discounted cash flows and operating income for each subsidiary having a material goodwill balance. Based on the most recent analysis, the Company believes that no material impairment of goodwill exists at March 31, 1997.

  STOCK-BASED COMPENSATION
  The Company accounts for stock-based compensation under the provisions of SFAS 123. This statement defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting. The Company has elected, as permitted under SFAS 123, to continue to measure compensation cost for its plan using the intrinsic value based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25.

  RECENT ACCOUNTING PRONOUNCEMENTS
  In February 1997, the FASB issued SFAS 128, "Earnings per Share" and SFAS 129, "Disclosure of Information about Capital Structure". SFAS 128 establishes standards for computing and presenting earnings per share. SFAS 129 establishes standards for disclosing information about an entity's capital structure. These statements are effective for financial statements issued for periods ending after December 15, 1997. Management does not expect the adoption of these statements to have a significant impact on the financial position and results of operations of the Company.

  In July 1997, the FASB issued SFAS 130, "Reporting Comprehensive Income" which establishes standards for reporting and displaying comprehensive income. Management does not expect the adoption of this statement to have a significant impact on the financial position and results of operations of the Company. This statement is effective for financial statements issued for periods ending after December 15, 1997.

  USE OF ESTIMATES
  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The accounts which are subject to such estimation techniques include the allowance for finance credit losses as more fully discussed in Note 4. Actual results could differ from these estimates.

  DISPOSITIONS
  As a result of the matters described in Notes 8 and 15, Lyndon's claims paying ability was downgraded by A.M. Best to a rating of B with negative implications. This action, together with regulatory concerns and the liquidity needs of Mercury, caused Mercury to decide to dispose of its investment in Lyndon. On March 28, 1997, Mercury executed a Stock Purchase Agreement between Mercury Finance Company and Frontier Insurance Group, Inc. ("Frontier") for the sale of Lyndon to Frontier. The net sale price versus the carrying value at March 31, 1997 resulted in a net loss of $29,528 which was recorded in the first quarter of 1997. Management has determined that it is in the best interest of the Company to remain in the insurance business and formed a new captive insurance subsidiary during 1997. As a result, the sale of Lyndon will not be considered the discontinuation of a business. The loss associated with the sale of Lyndon will not be tax deductible to the Company as a loss on the sale of a consolidated subsidiary is, under certain circumstances, not allowed for tax purposes.

  3)  INVESTMENTS
  Substantially all investment are securities held by Lyndon. See Note 2 for discussion of disposition of Lyndon. The amortized cost, gross unrealized gains and losses and approximate fair values for available-for-sale and held-to-maturity securities by major security type at March 31, 1997 and December 31, 1996 were as follows (dollars in thousands):

                                                         Gross            Gross          Estimated
                                      Amortized        Unrealized       Unrealized        Market
                                        Cost             Gains            Losses          Value


    March 31, 1997
    AVAILABLE-FOR-SALE:
      U.S. Treasury securities
        and obligations of U.S.
        Government corporations
        and agencies                  $ 47,731          $    -              $  (761)        $ 46,970
      Obligations of states and
        political subdivisions          65,898              741                (550)          66,089
      Corporate securities              65,101              308                (679)          64,730
      Mortgage backed
        securities                      15,159               58                 (69)          15,148
    Total available-for-sale          $193,889          $ 1,107             $(2,059)        $192,937

    HELD-TO-MATURITY:
      U.S. Treasury securities
        and obligations of U.S.
        Government corporations
        and agencies                    $2,813             $  4               $(55)           $2,762
      Obligations of states and
        political subdivisions           4,083               38                (11)            4,110
      Corporate securities                 850               16                  0               866
      Other securities                     301              308               (132)              477
    Total held-to-maturity              $8,047             $366              $(198)           $8,215


    December 31, 1996
    AVAILABLE-FOR-SALE:
      U.S. Treasury securities
        and obligations of U.S.
        Government corporations
        and agencies                  $  9,490          $    13             $  (78)         $  9,425
      Obligations of states and
        political subdivisions          68,397            1,378               (391)           69,384
      Corporate securities              63,629              882               (443)           64,068
      Mortgage backed
        securities                      18,816              166                (78)           18,904
    Total available-for-sale          $160,332          $ 2,439              $(990)         $161,781

    HELD-TO-MATURITY:
      U.S. Treasury securities
        and obligations of U.S.
        Government corporations
        and agencies                    $2,833             $ 17               $(31)           $2,819
      Obligations of states and
        political subdivisions           3,787               75                 (1)            3,861
      Corporate securities                 850               33                  0               883
      Other securities                     295              174                 (7)              462
    Total held-to-maturity              $7,765             $299              $ (39)           $8,025


    At March 31, 1997 the amortized cost and estimated market value of available-for-sale and held-to-maturity securities are shown below (dollars in thousands). Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                         Estimated
                                                        Amortized         Market
                                                          Cost            Value


    March 31, 1997
    AVAILABLE-FOR-SALE
    Due in one year or less                            $ 41,940         $ 42,114
    Due after one year through five years                91,100           90,340
    Due after five years through ten years               35,695           35,404
    Due after ten years                                  25,154           25,079
    Total available-for-sale                            193,889          192,937
    HELD-TO-MATURITY
    Due in one year or less                               1,531            1,526
    Due after one year through five years                 2,969            2,970
    Due after five years through ten years                2,433            2,421
    Due after ten years                                   1,114            1,298
      Total held-to-maturity                              8,047            8,215
      Total debt investment securities                 $201,936         $201,152


    4)  FINANCE RECEIVABLES
  Direct loans generally have terms of 12 to 24 months with maximum terms of 36 months; secured loans are generally collateralized by real or personal property. Sales finance contracts are generally accounted for on a discount basis and generally have terms of 18 to 36 months with maximum terms of 48 months. Mercury Card receivables are mainly unsecured balances. The Company's finance receivables are primarily with individuals located in the southeastern, central and western United States. As of March 31, 1997, approximately 18.6%, 9.4% and 18.1% of finance receivables were from branches located in Florida, Texas and Louisiana respectively. Loans outstanding were as follows (dollars in thousands):


                                              March 31,                         December 31,
                                                1997                                1996
    DIRECT FINANCE RECEIVABLES
      Interest bearing                        $  23,643                         $   25,117
      Precompute                                128,016                            127,516
    Total direct finance receivables            151,659                            152,633
    SALES FINANCE RECEIVABLES
      Total sales finance receivables         1,117,535                          1,159,848
    Total gross finance receivables           1,269,194                          1,312,481
    Less:  Unearned finance charges            (218,428)                          (228,405)
           Unearned commissions,
             insurance premiums and
             insurance claim reserves            (8,326)                            (7,253)
    Total net finance receivables             1,042,440                          1,076,823
    UNSECURED CREDIT CARD
      Total unsecured credit card                83,679                             83,600
    Total finance receivables                $1,126,119                         $1,160,423


    Included in finance receivables at March 31, 1997 and December 31, 1996 were $71,532 and $69,507, respectively, of receivables for which interest accrual had been suspended. Repossessed assets held for resale primarily consists of repossessed vehicles awaiting liquidation. Repossessed assets are carried at estimated fair value. At March 31, 1997 and December 31, 1996, repossessed assets of approximately $5,685 and $6,700, respectively, were awaiting liquidation. Included are vehicles held for resale, vehicles which have been sold for which payment has not been received and unlocated vehicles (skips), the value of which may be reimbursed from insurance. Contractual maturities of the finance receivables by year are not readily available at March 31, 1997, but experience has shown that such information is not an accurate forecast of the timing of future cash collections due to the amount of renewals, conversions, repossessions, or payoffs prior to actual maturity. Principal cash collections (excluding finance charges earned) for the three months ended March 31, 1997 were as follows (dollars in thousands):

                                                       March 31,
                                                         1997


    DIRECT FINANCE RECEIVABLES
    Principal cash collections                         $ 32,657
    Percent of average net balances                        25.5%

    SALES FINANCE RECEIVABLES
    Principal cash collections                         $164,395
    Percent of average net balance                         17.5%


    A summary of the activity in the allowance for finance credit losses for the three months ended March 31, 1997 was as follows:

                                                       March 31,
                                                         1997


    Balance at beginning of quarter                     $97,762
    Provision for finance credit losses                  30,462
    Finance receivables charged off,
      net of recoveries                                 (16,640)
    Balance at end of quarter                          $111,584


  A summary of the activity in nonrefundable dealer reserves for the three months ended March 31, 1997 was as follows (dollars in thousands):


                                                       March 31,
                                                         1997


    Balance at beginning of quarter                    $ 89,378
    Discounts acquired on new volume                     13,994
    Losses absorbed, net of recoveries                  (22,695)
    Balance at end of quarter                          $ 80,677


  5)  SENIOR AND SUBORDINATED DEBT AND LINES OF CREDIT
  As a result of the 1996 net loss, accounting irregularities, and related matters, Mercury violated its debt and financial covenants permitting the holders of its Senior Term Notes and Subordinated Debt to accelerate all such debt which, if accelerated, would result in all of such debt being currently due and payable. In addition, the Company is no longer permitted by the terms of certain debt instruments to pay dividends. Senior and subordinated debt at March 31, 1997 and December 31, 1996, consisted of the following (assuming that the Company remained in compliance with its debt covenants)(dollars in thousands):

                                                       March 31,                         December 31,
                                                         1997                                1996

    REVOLVING CREDIT FACILITY-$50,000
    LINE, Interest at prime, secured by
    generally all assets, due January
    1998                                               $ 10,000                          $      -

    SENIOR DEBT, COMMERCIAL PAPER
    AND NOTES                                          $493,619                          $525,051


    SENIOR DEBT, TERM NOTES
    Due 1997 - interest rate 7.67%                       15,000                           15,000
    Due 1997 - interest rate 8.15%                       17,500                           17,500
    Due 1997 - interest rate 6.29%                       24,000                           24,000
    Due 1997 - interest rate 7.13%                          125                              125
    Due 1997 - interest rate 6.41%                       40,000                           40,000
    Due 1998 - interest rate 6.70%                       35,000                           35,000
    Due 1998 - interest rate 6.16%                       76,000                           76,000
    Due 1998 - interest rate 8.62%                       20,000                           20,000
    Due 1998 - interest rate 8.50%                       10,000                           10,000
    Due 1998 - interest rate 7.13%                        1,000                            1,000
    Due 1998 - interest rate 7.16%                       25,000                           25,000
    Due 1999 - interest rate 6.56%                       20,000                           20,000
    Due 1999 - interest rate 6.76%                       31,000                           31,000
    Due 1999 - interest rate 7.33%                       30,000                           30,000
    Due 2000 - interest rate 6.66%                       10,000                           10,000
    Due 2000 - interest rate 6.94%                       15,000                           15,000
    Due 2000 - interest rate 7.42%                       58,000                           58,000
    Due 2001 - interest rate 7.02%                       10,000                           10,000
    Due 2001 - interest rate 7.50%                       30,000                           30,000
    Due 2002 - interest rate 7.14%                        4,000                            4,000
    Due 2002 - interest rate 7.59%                       17,000                           17,000
    TOTAL SENIOR DEBT, TERM NOTES                      $488,625                         $488,625

    SUBORDINATED DEBT
    Due 1997 - interest rate 9.76%                       12,000                           12,000
    Due 1997 - interest rate 10.86%                       3,000                            3,000
    Due 1998 - interest rate 10.86%                       7,500                            7,500
    TOTAL SUBORDINATED DEBT                            $ 22,500                          $22,500


  The following table sets forth information with respect to future maturities of senior and subordinated debt at March 31, 1997 (assuming that the Company remained in compliance with its debt covenants) (dollars in thousands):


                Senior Debt
                Commercial      Senior Debt    Subordinated
               Paper & Notes     Term Notes        Debt          Total


    1997        $ 503,619        $ 96,625      $ 15,000          $  615,244
    1998             -            167,000         7,500             174,500
    1999             -             81,000           -                81,000
    2000             -             83,000           -                83,000
    2001             -             40,000           -                40,000
    2002             -             21,000           -                21,000
    TOTAL       $ 503,619        $488,625      $ 22,500          $1,014,744


    As noted above, the Company is in default of its credit agreements. The Company continues to negotiate with all of its lenders in an attempt to reach a consensual agreement and has a forbearance agreement through October 1, 1997. See Notes 8 and 15 for additional information.

  6)  DIVIDEND RESTRICTIONS
  Management does not expect that dividends will be paid in the foreseeable future.

  7)  STOCK OPTIONS
  Under the terms of Mercury's 1989 Stock Option and Incentive Compensation Plan ("the Plan"), 24,837,036 common shares were reserved for the future granting of options to officers, non-employee directors and other key employees. Options become exercisable in whole or in part up to two years after the date of grant at the closing price of Mercury's common stock on the date of grant. Options are forfeited upon termination of employment. Shares available for future grants totaled 1,901,033 at March 31, 1997.

  Activity with respect to stock options was as follows (as adjusted for all stock splits):



    Outstanding January 1, 1997                                          7,967,919
    Options granted (average price of
      $12.02 for three months ended March 31, 1997)                        135,000
    Forfeited                                                           (1,901,978)
    Options exercised (average price of
      $8.21 for three months ended March 31, 1997)                        (181,224)
    Outstanding March 31, 1997                                           6,019,717


    The average option price under the plan was $10.39 at March 31, 1997.

  Under the provisions of SFAS 123, the Company has elected to continue to account for the Plan under the provisions of APB Opinion No. 25 and make the necessary pro forma net income and earnings per share disclosures required by SFAS 123. Upon the announcement of the discovery of the accounting irregularities and financial statement restatement described in Notes 8 and 15, the market value of the Company's common stock declined dramatically. Management thus believes that the market value of the Company's common stock during 1996 and early 1997 was overstated. Because a key component of the fair value calculation (and the related pro forma net income and earnings per share disclosures) is the market value of the Company's stock, the fair value and other disclosures required under SFAS 123 for 1996 and 1997 are not considered meaningful.

  On June 13, 1997, in accordance with Mercury's 1989 Stock Option and Incentive Compensation Plan, Mercury cancelled a number of the above options. Most employees were re-granted their existing options at a new price of $3 per share. New options were also granted to certain employees on this date.

  8)  CONTINGENCIES AND LEGAL MATTERS
  The Company has been named as a defendant in a variety of lawsuits generally arising from the Company's announcement on January 29, 1997 that it would restate previously reported financial information for prior years and interim earnings for 1996 as a result of the discovery of accounting irregularities. To date, forty-three actions against the Company are pending in United States District Court for the Northern District of Illinois, six cases are pending against the Company in Illinois Chancery Court, and nine cases are pending in the Delaware Chancery Court. One case is pending in Hamilton County, Ohio, Municipal Court. The complaints seek compensatory damages, attorneys' fees and costs.

  Forty of the lawsuits pending in the Northern District of Illinois are class actions which allege claims under Section 10 of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. These lawsuits name one or more officers or directors of the Company as additional defendants. One case pending in the Northern District of Illinois alleges derivative claims seeking to recover damages on behalf of the Company from certain of the Company's officers and directors. Thirty-nine of the non-derivative cases pending in the Northern District of Illinois were consolidated pursuant to a Stipulation entered on April 30, 1997. Certain plaintiffs have filed motions for appointment of one or more lead plaintiffs, each of which is pending. One of the cases pending in the Northern District of Illinois seeks to represent a class of participants in Mercury's employee retirement plan and alleges ERISA violations arising out of the plan's investment in Mercury's allegedly overvalued stock. Two cases pending in the Northern District of Illinois allege non-class securities fraud and common law claims. Three of the Illinois state court actions are class actions alleging claims under the Illinois Securities Act, the Illinois Consumer Fraud and Deceptive Business Practices Act and common law claims of fraud and negligent misrepresentation. The other Illinois state court actions are derivative actions which seek to recover damages on behalf of the Company from certain of the Company's officers and directors. Each of the Delaware state court actions is a derivative action which seeks to recover damages on behalf of the Company from certain of the Company's officers and directors. The case pending in Municipal Court in Hamilton, Ohio, alleges violations of Ohio State securities law and common law. The Company is unable to predict the potential financial impact of the litigation.

  The Securities and Exchange Commission is investigating the events giving rise to the accounting irregularities. Those events are also under investigation by the United States Attorney for the Northern District of Illinois and the Federal Bureau of Investigation, which executed a search warrant on the Company's premises on February 3, 1997. The Company is cooperating fully in these investigations.

  A Special Committee of the Board of Directors has substantially completed its ongoing investigation of the matters discussed above. In the opinion of management, the accompanying financial statements reflect all material information learned to date.

  On January 10, 1997, the Company entered into an agreement (the "Agreement") with BankBoston Corporation ("BankBoston") pursuant to which the Company was to acquire all of the outstanding stock of Fidelity Acceptance Corporation, a subsidiary of BankBoston, in return for the issuance of approximately 32.7 million shares of the Company's common stock. On January 30, 1997, BankBoston notified the Company that it was terminating the Agreement as a result of breaches of the Agreement resulting from the accounting irregularities described above. On July 10, 1997, BankBoston notified Mercury that BankBoston intended to seek appropriate compensation for its damages resulting from such breaches.

  In the normal course of its business, Mercury and its subsidiaries are named as defendants in legal proceedings. A number of such actions, including fifteen cases which have been brought as putative class actions, are pending in the various states in which subsidiaries of Mercury do business. It is the policy of Mercury and its subsidiaries to vigorously defend litigation, but Mercury and (or) its subsidiaries have and may in the future enter into settlements of claims where management deems appropriate. Although management is of the opinion that the resolution of these proceedings will not have a material effect on the financial position of Mercury, it is not possible at this time to estimate the amount of damages or settlement expenses that may be incurred.

  No provision has been made in the consolidated income statement for the three months ended March 31, 1997 for the costs or expenses that have been or will be incurred subsequent to March 31, 1997 with respect to any of the above matters.

  9)  PENSION PLANS AND OTHER EMPLOYEE BENEFITS
  Substantially all employees of Mercury are covered by non-contributory defined benefit pension plans. Total pension expense aggregated $770 in 1996.

  The following table sets forth the funded status of Mercury's qualified plans amounts recognized in 1996 consolidated financial statements (dollars in thousands):

                                                                          1996


    Actuarial Present Value of
      Benefit Obligation:
    Accumulated benefit obligations,
      including vested benefits of
      $6,231                                                            $  7,024
    Projected benefit obligation
      for service rendered to date                                      $(10,686)
    Plan assets at fair value                                             13,638
    Plan assets in excess of
      projected benefit obligation                                         2,952
    Unrecognized net asset
      as of December 31, being
      recognized over 15-22 years                                           (391)
    Unrecognized net gain                                                 (3,272)
    Unrecognized prior service cost                                          100
    Prepaid (accrued) pension expense                                   $   (611)
    Components of net pension expense:
    Service cost-benefits earned
      during the period                                                 $  1,060
    Interest cost on projected
      benefit obligation                                                     727
    Actual return on plan assets                                          (2,085)
    Net amortization and deferral                                          1,068
    Net periodic pension expense                                        $    770


    No actuarial information was available subsequent to December 31, 1996. The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.5% at December 31, 1996. The rates of increase in future compensation were 5.5% - 7.0% at December 31, 1996. The expected long-term rate of return on plan assets in 1996 was 9.0%.

  Mercury also maintains a nonqualified, unfunded pension benefit plan for certain employees whose calculated benefit payments under the qualified plan are expected to exceed the limits imposed by Federal tax law. The projected benefit obligations of the plan, and the expenses related to this plan, are not material.

  Mercury has an employee stock purchase plan and a tax deferred Retirement Savings Trust (401(k)) plan. Employees are eligible to participate in the plans after having attained specified terms of service. Both plans cover substantially all full time employees of Mercury and provide for employee contributions and partial matching contributions by Mercury. The expenses related to these plans are not material.


  As discussed in Note 7, the market value of the Company's common stock declined dramatically. Both the employee stock purchase plan and Retirement Savings Trust (401(k)) plan held significant shares of Mercury's stock at March 31, 1997. All Mercury stock held by the Retirement Savings Trust was sold as of June 6, 1997.


  10) INCOME TAXES
  The components of the credit for income taxes for the three months ended March 31, 1997 were as follows (dollars in thousands):

                                                               Quarter ended
                                                                 March 31,
                                                                   1997


    CURRENT INCOME TAX EXPENSE
      Federal                                                  $    3,444
      State                                                           295
    Total                                                           3,739
      Deferred income tax benefit                                  (5,904)
    Total income tax benefit                                   $   (2,165)


    The differences between the U.S. federal statutory income tax rate and the Company's effective rate are:

                                                                     Quarter ended
                                                                        March 31,
                                                                          1997


    Statutory federal income tax                                       (35.0)%
    State income taxes, net of
      federal tax benefit                                               (3.0)%
    Loss on sale of Lyndon                                              32.8 %
    Other, net                                                          (0.9)%
      Total                                                             (6.1)%


    The total income tax benefit reflected in shareholders' equity for stock options exercised was $397 for the quarter ended March 31, 1997. Temporary differences between the amounts reported in the financial statements and the tax basis of assets and liabilities result in deferred taxes. Deferred tax assets and liabilities at March 31, 1997 and December 31, 1996, were as follows (dollars in thousands):


                                                          March 31,   December 31,
                                                            1997         1996


    DEFERRED TAX ASSETS:
    Allowance for finance credit losses
      and prepaid pension expense                         $    42,737   $ 37,382
    Unearned premiums and ceding fees                          12,073     13,632
    Other                                                       2,673      2,919
    Deferred tax assets                                        57,483     53,933
    DEFERRED TAX LIABILITIES:
    Policy acquisition costs                                   15,951     18,011
    Other                                                       2,272      2,566
    Deferred tax liabilities                                   18,223     20,577
      Net deferred tax assets                             $    39,260   $ 33,356


  No valuation allowance for deferred tax assets has been recorded at March 31, 1997, as Mercury believes it is more likely than not that the deferred tax assets will be realized in the future. This conclusion is based on the extremely short period in which the existing deductible temporary differences, primarily related to finance credit losses, will reverse and the existence of sufficient taxable income within the carryback period available under the tax law.

  11)  LEASES
  Mercury and its subsidiaries lease office space generally under cancelable operating leases expiring in various years through 2003. Most of these leases are renewable for periods ranging from three to five years. Future minimum payments, by year and in the aggregate, under operating leases with initial or remaining terms of one year or more consisted of the following at March 31, 1997 (dollars in thousands):


                 Year                      Amount


                 1997                     $ 2,965
                 1998                       3,409
                 1999                       2,280
                 2000                       1,192
                 2001 and after               730
                 Total                    $10,576


  It is expected that in the normal course of business, office leases that expire will be renewed or replaced by leases on other properties. Total rent expense approximated $ 1,187 for the quarter ended March 31, 1997.

  12)  DISCLOSURES OF FAIR VALUE OF FINANCIAL INSTRUMENTS
  The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value. Fair value estimates are made at a specific point in time for Mercury's financial instruments; they are subjective in nature and involve uncertainties, and matters of significant judgment and, therefore, cannot be determined with precision. Fair value estimates assume the continuation of Mercury as a going concern.

  CASH AND CASH EQUIVALENTS
  Due to the short term nature of these items, management believes that the carrying amount is a reasonable estimate of fair value.

  INVESTMENTS
  For bonds, the estimated fair value is based on quoted market price. For other investments, which consist primarily of short-term money market instruments, the carrying amount is a reasonable estimate of fair value.

  FINANCE RECEIVABLES
  The Company's financing program allows for the establishment of interest rates on contracts which typically is the maximum rate allowable by the state in which the branch is doing business. The Company's financing revenues are not materially impacted by changes in interest rates given that the stated rates on existing contracts are the highest allowed by law. As such, the finance receivable balances recorded on a historical basis in the financial statements approximate fair value.

  SENIOR DEBT, COMMERCIAL PAPER
  The debt consists principally of short term commercial paper for which the carrying amount is a reasonable estimate of fair value.

  SENIOR AND SUBORDINATED DEBT, TERM NOTES
  Rates currently available to Mercury for debt with similar terms and remaining maturities are used to discount the future cash flows related to existing debt and arrive at an estimate of fair value.

  The estimated fair values of Mercury's financial instruments at March 31, 1997, prior to the events disclosed in Notes 8 and 15 which have a substantial negative impact on these estimates, were as follows (dollars in thousands):

                                                     March 31, 1997               December, 31, 1996
                                                  Carrying      Fair            Carrying         Fair
                                                   Amount       Value             Value          Value


    FINANCIAL ASSETS:
    Cash                                        $   25,790   $   25,790         $   20,957       $20,957
    Investments                                    221,421      221,589            212,957       213,217
    Finance Receivables                            933,858      933,858            973,283       973,283
      Total                                     $1,181,069   $1,181,237         $1,207,197    $1,207,457
    FINANCIAL LIABILITIES:
    Senior Debt, Commercial Paper and
      Notes                                     $  503,619  $   503,619           $525,051      $525,051
    Senior Debt, Term Notes                        488,625      480,962            488,625       476,469
    Subordinated Debt                               22,500       22,781             22,500        22,711
      Total                                     $1,014,744   $1,007,362         $1,036,176    $1,024,231


    13) SUBSEQUENT EVENTS
  The Company began to implement a plan that resulted in 38 branches closing in the second quarter of 1997 in order to consolidate operations in geographical areas that were over-saturated with branches and could be effectively managed from fewer locations. Substantially all employees were transferred to nearby branches, along with the closing branches' loan portfolio. The costs related to the closing are expected to be immaterial.

  14)  BUSINESS SEGMENT DATA
  The Finance Segment consists of the noninsurance segment of Mercury. The Insurance Segment consists of Lyndon. The following table presents the business segment data of Mercury (in millions):


                                March 31,
                                  1997


  REVENUES
  Finance                       $  46.4
  Insurance                        26.4
       Total                    $  72.8

  OPERATING PROFITS (LOSSES)
  Finance                       $  (7.4)
  Insurance                         6.7
       Total                    $  (0.7)

  NET INCOME (LOSS)
  Finance                       $ (37.7)
  Insurance                         4.5        December 31,
       Total                    $ (33.2)            1996

  IDENTIFIABLE ASSETS
  Finance                      $1,106.8         $1,123.4
  Insurance                       388.7            420.0
    Total                      $1,495.5         $1,543.4


  15)  GOING CONCERN
  The Company incurred a loss in the three months ended March 31, 1997 and the twelve months ended 1996. Substantially all of its outstanding debt is subject to acceleration or has matured by its terms as a result of the Company's defaults of its various lending agreements. As described in Note 5, the Company has obtained interim financing through January 1998. In addition, the Company is under investigation by the U.S. Attorney for the Northern District of Illinois and has been named as a defendant in various lawsuits generally arising from the restatement of previously reported financial information for 1995 and interim periods in 1996 as described in
  Note 8. The Company is also incurring significant costs in relation to the special investigation discussed in Note 8 and the resolution of its debt restructuring.

  As a result of the above matters, the Board has hired the services of a crisis manager to assist in the turnaround of the business operations. In addition, an investment banker was retained to assist in the refinancing of existing debt and/or explore strategy alternatives. There can be no assurances that the Company will be successful in its attempt to consummate a refinancing or restructuring. Thus, there is substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements have been prepared on the basis that the Company is a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

  16) NON-OPERATING EXPENSES
  Non-operating expenses include the costs of the investigation, professional fees related to the negotiations with the creditors, a portion of fees for the crisis management team and costs of the audit examination of the 1996 financial statements by the Company's new independent accounting firm.

  17)  COMMON STOCK
  Earnings per share is computed by dividing net income by the total of weighted average common shares and common stock equivalents outstanding during the period, adjusted for all stock splits. The calculated averages were as follows (as adjusted for all stock splits):

                              Quarter ended
                                March 31,
                                  1996


  Weighted Average:
  Common Shares                 177,867,800
  Treasury Shares                (5,402,957)
  Total                         172,464,843


  As the Company incurred a net loss for the quarter ended March 31, 1997, common share equivalents would be anti-dilutive to earnings per share and have not been included in the weighted average shares calculation.

  The Company has determined that the implementation of SFAS 128 "Earnings Per Share", would have had no effect on the calculated earnings per share for the quarter ended March 31, 1997. This standard prescribes that when computing the dilution of options, the Company is to use its average stock price for the period, rather than the more dilutive greater of the average share price or end-of-period share price required by APB Opinion 15. As the options are excluded from the calculation due to the anti-dilutive characteristics indicated above, there is no effect on the earnings per share calculation.